ADVR Announces Completion of $3 Million Financing
Funds Enable Israeli Clinical Trials of Product R to Move Forward

Yonkers, N.Y., September xx, 2002: Advanced Viral Research Corp. (OTCBB:ADVR) today announced the completion of a $3 million institutional financing transaction that enables the clinical studies of Product R in Israel to move forward. The investment banking firm H.C. Wainwright and Co. served as placement agent.

The Company entered into a Securities Purchase Agreement with certain investors, dated September 9, 2002, pursuant to which the Company issued and sold to certain investors 21,500,000 of shares of its common stock, par value $.00001 per share for total gross proceeds of $3,010,000, or $.14 per share. The Company also issued warrants to purchase an aggregate of 16,125,000 shares of the Company’s common stock (the“Warrants”), which are exercisable for five years from the date of issuance at an exercise price equal to $.25 per share, subject to adjustment as provided in the Warrants.

“This financing simultaneously accomplishes two objectives. It represents new avenues and venues for funding the growth of ADVR and the clinical development Product R. This financing also provides us with the funds necessary to move forward with the three Israeli clinical trials that will study the possible use of our immunomodulator-type drug, Product R, in the treatment of medical conditions that represent markets with significant potential,” stated Shalom Z. Hirschman, M.D., President and CEO. “I especially am pleased with the quality of the institutional investment funds partaking in this financing, and believe it reflects the confidence of their investment managers in the future of Advanced Viral Research Corp.”

In June 2002, ADVR announced that it had received approval from the Ministry of Health in Israel for three clinical trials. These include: Phase I/II clinical trials with injectable Product R in patients who have failed highly active antiretroviral therapy and require salvage therapy; a Phase I clinical study for the treatment of body wasting (cachexia) in patients with solid tumors; and a Phase I clinical trial for patients with hematopoietic and lymphoid tumors, including acute lymphocytic leukemia, Hodgkin’s disease and non-Hodgkin’s lymphoma, who also manifest symptoms of cachexia.

ADVR’s Product R represents a biopolymer chemistry that possesses novel immunomodulator activity. This peptide-nucleic acid, which to date has shown no indication of human toxicity, appears to stimulate the proinflammatory responses required to combat viral infections such as AIDS and human papilloma virus and to dampen aberrant autoimmune-type inflammatory responses, such as occur in patients with rheumatoid arthritis. Therefore, Product R has been termed a “switch type” immunomodulator.

Product R is also being studied for the promise shown in its ability to mitigate the toxic side effects of other drugs, including those used to treat HIV infection and chemotherapeutic drugs employed in the treatment of cancers.

Advanced Viral Research Corp., based in Yonkers, New York, is a biopharmaceutical firm dedicated to improving patients’ lives by researching, developing and bringing to market new and effective therapies for viral and other diseases.

The Company has filed a current report on Form 8-K regarding the financing with the Securities and Exchange Commission, a copy of which and other information may be viewed at the SEC’s website at http://www.sec.gov. For further information regarding Advanced Viral Research Corp. please visit our website at http:/www.adviral.com

Note: This news release contains forward-looking statements that involve risks associated with clinical development, regulatory approvals, including application to the FDA, product commercialization and other risks described from time to time in the SEC reports filed by the Company. Product R is not approved by the U.S. Food and Drug Administration or any comparable agencies of any other countries. There is no assurance that the Company will be able to secure the financing necessary to continue and/or complete the clinical trials of Product R or satisfy certain other conditions relating to clinical trials including obtaining adequate insurance on terms acceptable to the Company. The Company undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.

# # #